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USDATA CORPORATION


EXHIBIT 11 - COMPUTATION OF INCOME PER COMMON SHARE
(in thousands, except income per common share data)



                                              Three Months Ended     Nine Months Ended
                                                September 30,           September 30,
                                          ----------------------   ---------------------
                                             1996         1995       1996          1995
Net income (loss)                         $ (1,587)   $     113    $ (1,143)   $    1,055
                                          ========    =========    ========    ==========
Average common shares outstanding           11,037        9,410      11,004         8,445
Average common share equivalents
net of shares assumed to be repurchased          -        1,588           -         1,230
                                          --------    ---------    --------     ---------
Average number of common shares and
common share equivalents outstanding        11,037       10,998      11,004         9,675
                                          ========    =========    ========    ==========

Income (loss) per common share           $  (0.14)    $    0.01    $  (0.10)   $     0.11
                                          ========    =========    ========    ==========

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